UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

BAXANO SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(Address of principal executive offices)

(Zip Code)

(919) 800-0020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 3, 2014, Baxano Surgical, Inc. (the “Company”) received a notification letter from The NASDAQ OMX Group (“NASDAQ”) indicating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under NASDAQ Listing Rule 5450(a)(1). The notification letter has no effect on the listing of the Company’s common stock at this time, which will continue to trade on the NASDAQ Global Market under the symbol “BAXS”.

The Company has been provided a period of 180 calendar days, or until December 1, 2014, to regain compliance. The letter states that the NASDAQ staff will provide written notification that the Company has regained compliance if at any time before December 1, 2014, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the event the Company does not regain compliance within the 180-day grace period, the Company may be eligible for additional time if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intent to cure the deficiency by effecting a reverse stock split, if necessary. If the Company is able to meet these requirements, the NASDAQ staff will inform the Company that it has been granted an additional 180 calendar days. If the Company fails to regain compliance after the second 180-day grace period, the Company’s common stock will be subject to delisting by NASDAQ.

The Company intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAXANO SURGICAL, INC.

Date: June 6, 2014	By:	/s/ Timothy M. Shannon
Timothy M. Shannon
Chief Financial Officer